Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ ANNOUNCES REDEMPTION OF 2006 CONVERTIBLE SENIOR SUBORDINATED NOTES
Cleveland, Ohio (June 8, 2011)—CBIZ, Inc. (NYSE: CBZ) announced today that its note holders have given notice to redeem $39,250,000 of the 3.125% Convertible Senior Subordinated Notes due 2026 (the “2006 Notes”) on June 1, 2011. As of March 31, 2011, there was $40,000,000 in aggregate principal amount of the 2006 Notes outstanding. The 2006 Notes have been settled in cash for the principal amount and any accrued and unpaid interest. CBIZ may redeem the remaining $750,000 outstanding balance on the 2006 Notes at any time on or after June 6, 2011. CBIZ funded the redemption of the 2006 Notes with available funds from the Company’s existing $275.0 million unsecured credit facility. The balance on the credit facility after redeeming the 2006 Notes is $146.9 million.
Steven L. Gerard, CBIZ Chairman and CEO stated, “We are pleased that the refinancing of the 2006 Notes has been successfully completed. We continue to generate significant positive cash flow and maintain the flexibility to address strategic acquisition opportunities as they occur.”
CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting and tax, internal audit, merger and acquisition advisory, and valuation services. Employee services include group benefits, property and casualty insurance, retirement planning services, payroll, and HR consulting. CBIZ also provides outsourced technology staffing support services, healthcare consulting and medical practice management. As one of the largest benefits specialists and one of the largest accounting, valuation and medical practice management companies in the United States, the Company’s services are provided through more than 150 Company offices in 36 states.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.
For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.